Exhibit 99.1

__________________

iSocket, Inc.

__________________

Report of Independent Auditor and Financial Statements

For the nine months ended September 30, 2014

and for the year ended December 31, 2013

iSocket, Inc.

REPORT OF INDEPENDENT AUDITOR

The Board of Directors and Stockholders
iSocket, Inc.

Report on Financial Statements
We have audited the accompanying financial statements of iSocket, Inc. (the “Company”), which comprise the balance sheets as of September 30, 2014 and December 31, 2013, and the related statements of operations, convertible preferred stock and common stockholders’ deficit, and cash flows for the nine months ended September 30, 2014 and the year ended December 31, 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iSocket, Inc. as of September 30, 2014 and December 31, 2013, and the results of its operations and its cash flows for the nine months ended September 30, 2014 and the year ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

San Francisco, California
January 27, 2015

iSOCKET, INC.
BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$3,158	$7,710
Accounts receivable, net of allowances of $2 as of September 30, 2014 and December 31, 2013	605	293
Prepaid expenses and other current assets	75	64
TOTAL CURRENT ASSETS	3,838	8,067
Property and equipment, net	26	36
Other assets, non-current	221	226
TOTAL ASSETS	$4,085	$8,329
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND COMMON STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$947	$522
Debt, current portion	184	389
Other current liabilities	28	87
TOTAL CURRENT LIABILITIES	1,159	998
Debt, net of current portion	—	81
Other liabilities	128	137
TOTAL LIABILITIES	1,287	1,216
Commitments and contingencies (Note 9)
Series A and B convertible preferred stock, $0.001 par value, 36,827,725 shares authorized, 36,327,131 and 35,366,498 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively; liquidation preference of $17,583 at September 30, 2014	17,405	16,909
COMMON STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value, 90,000,000 shares authorized, 7,076,512 and 6,833,335 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	6	6
Additional paid-in capital	482	336
Accumulated deficit	(15,095)	(10,138)
TOTAL COMMON STOCKHOLDERS’ DEFICIT	(14,607)	(9,796)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND COMMON STOCKHOLDERS’ DEFICIT	$4,085	$8,329

The accompanying notes to financial statements are an integral part of these statements.

iSOCKET, INC.
STATEMENTS OF OPERATIONS
(In thousands)

	Nine Months Ended	Year Ended
	September 30, 2014	December 31, 2013
Revenue	$165	$207
Expenses:
Cost of revenue	37	97
Sales, technology and administrative expenses	5,041	4,352
Total expenses	5,078	4,449
Loss from operations	(4,913)	(4,242)
Other (income) expense:
Interest expense	49	107
Other (income) expense, net	(6)	(26)
Total other expense, net	43	81
Loss before income taxes	(4,956)	(4,323)
Provision for income taxes	1	1
Net loss	$(4,957)	$(4,324)
The accompanying notes to financial statements are an integral part of these statements.

iSOCKET, INC.
STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND COMMON STOCKHOLDERS’ DEFICIT
(In thousands except share amounts)

	Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance at December 31, 2012	26,720,801	$12,494	5,483,635	$5	$249	(5,814)	$(5,560)
Issuance of preferred stock, net of issuance costs	8,645,697	4,415	—	—	—	—	—
Issuance of common stock	—	—	1,349,700	1	19	—	20
Stock-based compensation	—	—	—	—	68	—	68
Net loss and comprehensive loss	—	—	—	—	—	(4,324)	$(4,324)
Balance at December 31, 2013	35,366,498	$16,909	6,833,335	$6	$336	(10,138)	$(9,796)
Issuance of preferred stock, net of issuance costs	960,633	496	—	—	—	—	—
Issuance of common stock	—	—	243,177	—	14	—	14
Stock-based compensation	—	—	—	—	132	—	132
Net loss and comprehensive loss	—	—	—	—	—	(4,957)	(4,957)
Balance at Balance at September 30, 2014	36,327,131	$17,405	7,076,512	$6	$482	$(15,095)	$(14,607)
The accompanying notes to financial statements are an integral part of these statements.

iSOCKET, INC.
STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended	Year Ended
	September 30, 2014	December 31, 2013
OPERATING ACTIVITIES:
Net loss	$(4,957)	$(4,324)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	41	53
Amortization of debt discount	16	21
Stock-based compensation	132	68
Change in fair value of preferred stock warrant liability	(3)	(19)
Changes in operating assets and liabilities:
Accounts receivable	(312)	(120)
Prepaid expenses and other current assets	(11)	31
Accounts payable and accrued expenses	425	163
Other current liabilities	(59)	28
Other assets and liabilities	(1)	(187)
Net cash used in operating activities	(4,729)	(4,286)
INVESTING ACTIVITIES:
Purchases of property and equipment	(31)	(55)
Net cash used in investing activities	(31)	(55)
FINANCING ACTIVITIES:
Proceeds from issuance of convertible preferred stock, net of issuance costs	496	4,415
Proceeds from issuance of common stock	14	20
Repayment of long-term debt	(302)	(361)
Net cash provided by financing activities	208	4,074
DECREASE IN CASH AND CASH EQUIVALENTS	(4,552)	(267)
CASH--Beginning of period	7,710	7,977
CASH AND CASH EQUIVALENTS--End of period	$3,158	$7,710
SUPPLEMENTAL DISCLOSURES OF OTHER CASH FLOW INFORMATION:
Cash paid for income taxes	$1	$1
Cash paid for interest	$34	$86
The accompanying notes to financial statements are an integral part of these statements.

ISOCKET, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Business and Basis of Presentation
Description of Business
iSocket, Inc. (the “Company”) was incorporated as a Delaware corporation in August 2009 and is headquartered in San Francisco, California. Subsequent events were evaluated through the financial statement issuance date of January 27, 2014.

The Company provides tools for buyers and sellers to automate the direct buying and selling of premium, guaranteed ad inventory. The Company's iSocket for Advertisers is an automated tool which allows agencies and brands to plan, negotiate, and purchase well-defined, guaranteed inventory from premium publishers. iSocket for Publishers is a suite of sales automation and programmatic direct tools that enable publisher sales teams to manage and streamline the direct sales process.

Basis of Presentation
The accompanying financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company operates only one legal entity.
Note 2—Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
On an ongoing basis, management evaluates its estimates, primarily those related to: (i) revenue recognition criteria, including the determination of revenue reporting as gross versus net for the Company’s revenue arrangements, (ii) accounts receivable and allowances for doubtful accounts, (iii) the useful lives of property and equipment, (iv) valuation of long-lived assets and their recoverability, (v) the realization of tax assets and estimates of tax liabilities, (vi)  fair value of financial instruments, (vii) the fair value of the warrant and convertible preferred stock and (viii) assumptions used in the Black-Scholes option pricing model to determine the fair value of stock options. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Estimates relating to the valuation of equity awards require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs. Actual results may differ materially from those estimates under different assumptions or circumstances.

Revenue Recognition
The Company generates revenue from buyers and sellers who use the Company’s solutions for buying and selling advertising inventory. The Company recognizes revenue when four basic criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fees are fixed or determinable and (iv) collectability is reasonably assured. The Company maintains separate arrangements with each buyer and seller either in the form of a master agreement, which specifies the terms of the relationship and access to the Company’s solution, and/or by an insertion order which specifies price, amounts and other campaign-specific terms. The Company's solution enables buyers and sellers to negotiate and purchase and sell advertising inventory in a programmatic or automated fashion. The Company recognizes revenue upon the completion of a transaction, that is, when an impression has been made available to the consumer viewing a website or application, subject to satisfying all other revenue recognition criteria. The Company assesses whether fees are fixed or determinable based on impressions delivered and the contractual terms of the arrangements. Subsequent to the delivery of an impression, the fees are generally not subject to adjustment or refund. In certain arrangements wherein refunds or adjustments have been granted, these amounts have historically not been material. The Company assesses collectability based on a number of factors, including the creditworthiness of a buyer and payment and transaction history. The Company’s revenue arrangements do not include multiple deliverables.

The Company generally bills buyers for the gross amount of advertising inventory they purchase plus fees, if any, and the Company remits to a seller the amount spent by the buyer for the advertising inventory purchased less the Company’s fees. The Company reports revenue net of amounts it pays sellers for the impressions they provide or the equivalent of the Company's fees, referred to as its take. The Company's accounts receivable are recorded at the amount of gross billings to buyers, net of allowances, for the amounts it is responsible to collect. The Company's accounts payable are recorded at the amount of gross payments to sellers for the amounts it is responsible to pay. Accordingly, the Company's accounts receivable and accounts payable balances appear large in relation to revenue reported on a net basis.
The Company reports revenue in conformity with Revenue Recognition-Principal Agent Considerations. The determination of whether the Company is the principal or agent, and hence whether to report revenue on a gross basis for the amount of the advertising inventory buyers purchase using the Company’s platform, plus fees, if any, or on a net basis for the amount of fees retained by the Company or its take, requires the Company to evaluate a number of indicators, none of which is presumptive or determinative. The Company’s solution enables buyers and sellers to purchase and sell advertising inventory utilizing its platform and tools. Pricing and other advertising campaign terms and parameters are directly negotiated between and agreed to by the buyer and seller using the Company's platform. In addition, the Company does not deliver ads or perform other services related to the delivery of ads during the campaign or performance period. Finally, the Company does not purchase advertising inventory. As a result of these and other factors, the Company has determined it is not the principal in the purchase and sale of advertising inventory in arrangements utilizing the Company's platform and therefore, the Company reports revenue on a net basis.

Expenses
The Company classifies its expenses into two categories:

Cost of Revenue
The Company’s cost of revenue consists primarily of web hosting, bandwidth costs and supplies and materials supporting the Company’s revenue producing platform, personnel costs and facilities-related costs.

Sales, Technology and Administrative
The Company’s sales, technology and administrative expenses consist primarily of personnel costs, including stock-based compensation and sales bonuses and commissions associated with the Company’s sales organization, marketing expenses, such as brand marketing, travel expenses, trade shows and marketing materials, professional services associated with ongoing development and maintenance of the Company's solution, which are expensed as incurred, as well as accounting and legal professional services fees, facilities related costs, depreciation and amortization and other corporate-related expenses.

Advertising Costs
              The Company expenses advertising costs as incurred. Advertising costs totaled $13,000 for the nine months ended September 30, 2014 and totaled $58,000 for the year ended December 31, 2013.  Advertising costs are included within sales, technology and administrative expenses on the statements of operations.

Stock-Based Compensation
Compensation expense related to employee stock-based awards is measured and recognized in the financial statements based on the fair value of the awards granted. The fair value of each option award is estimated on the grant date using the Black-Scholes option-pricing model. Stock-based compensation expense is recognized on a straight-line basis, net of forfeitures, over the requisite varying service periods of the awards.
Stock options issued to non-employees are accounted for at fair value determined by using the Black-Scholes option-pricing model. The Company believes that the fair value of the stock options is more reliably measured than the fair value of the services received. The fair value of each non-employee stock-based compensation award is re-measured each reporting period until a commitment date is reached, which is generally the vesting date.
Determining the fair value of stock-based awards at the grant date requires judgment. The Company’s use of the Black-Scholes option-pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of the Company’s common stock, risk-free interest rates and the expected dividend yield of the Company’s common stock. The assumptions used in the Company’s option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future.

These assumptions and estimates are as follows:
Fair Value of Common Stock. The Company's Board of Directors determined the fair value of its common stock at the time of the grant of options and restricted stock awards by considering a number of objective and subjective factors. The fair value was determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants titled Valuation of Privately Held Company Equity Securities Issued as Compensation.

Risk-Free Interest Rate. The Company bases the risk-free interest rate used in the Black-Scholes option-pricing model on the yields of U.S. Treasury securities with maturities appropriate for the term of employee stock option awards.
Expected Term. The expected term of employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. Given insufficient historical data relating to stock option exercises, to determine the expected term, the Company applies the simplified approach, in which the expected term of an award is presumed to be the mid-point between the vesting date and the expiration date of the award.
Volatility. The Company determines the price volatility based on the historical volatilities of a publicly traded peer group over a period equivalent to the expected term of the stock option grants.
Dividend Yield. The dividend yield assumption is based on the Company’s history and current expectations of dividend payouts. The Company has never declared or paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future, so the Company used an expected dividend yield of zero.
In addition to the assumptions used in the Black-Scholes option-pricing model, the Company also estimates a forfeiture rate to calculate the stock-based compensation expense for stock-based awards. The Company’s forfeiture rate is based on an analysis of the Company’s historical forfeitures and estimated future forfeitures. Changes in the estimated forfeiture rate may impact the Company’s stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture estimate is changed.
The Company will continue to use judgment in evaluating the assumptions related to the Company’s stock-based compensation. Future expense amounts for any particular period could be affected by changes in the Company’s assumptions or market conditions.
Due to the full valuation allowance provided on its net deferred tax assets, the Company has not recorded any tax benefit attributable to stock-based awards for the nine months ended September 30, 2014 and year ended December 31, 2013.

Income Taxes
Deferred income tax assets and liabilities are determined based upon the net tax effects of the differences between the Company’s financial statements carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed. A valuation allowance is used to reduce some or all of the deferred tax assets if, based upon the weight of available evidence, it is more likely than not that those deferred tax assets will not be realized. The Company has established a full valuation allowance to offset its net deferred tax assets due to the uncertainty of realizing future tax benefits from the net operating loss carryforwards and other deferred tax assets.
The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized. The Company recognizes interest and penalties accrued related to its uncertain tax positions in its income tax provision in the accompanying statements of operations. To date, the Company has not recorded any uncertain tax positions.
Comprehensive Loss
For the nine months ended September 30, 2014, and the year ended December 31, 2013, comprehensive loss was equal to net loss. Therefore, a separate statement of comprehensive income (loss) has not been included in the accompanying financial statements.

Cash and Cash Equivalents
The Company's cash and cash equivalents consist of cash on hand, demand deposit and money market accounts and overnight investments. The Company considers cash and cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in their value, including investments with original or remaining maturities from the date of purchase of three months or less.
Accounts Receivable Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount, are unsecured and do not bear interest. The allowance for doubtful accounts is based on the best estimate of the amount of probable credit losses in existing accounts receivable. The allowance for doubtful accounts is determined based on historical collection experience and the review in each period of the status of the then-outstanding accounts receivable, while taking into consideration current customer information, subsequent collection history and other relevant data. The Company reviews the allowance for doubtful accounts on a periodic basis. Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered. Bad debt expense for the nine months ended September 30, 2014 and the twelve months ended December 31, 2013 was not significant.
Property and Equipment, Net
Property and equipment are recorded at historical cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets. The estimated useful lives of the Company’s property and equipment are as follows:

Years
Purchased software	2
Computer equipment	1
Furniture, fixtures and office equipment	1
Leasehold improvements	Shorter of useful life or life of lease
Repair and maintenance costs are charged to expense as incurred, while renewals and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the Company’s statements of operations.
Internal Use Software Development Costs
Software development activities generally consist of three stages, (i) the planning phase, (ii) the application and infrastructure development stage, and (iii) the post implementation stage. To date, the Company has not met the requirements for capitalization and all internal use software development costs have been expensed as incurred and recorded in sales, technology and administrative expenses in the statements of operations.

The Company does not transfer ownership of its software, or lease its software, to third parties.
Impairment of Long-Lived Assets
The Company assesses the recoverability of its long-lived assets when events or changes in circumstances indicate their carrying value may not be recoverable. Such events or changes in circumstances may include: a significant adverse change in the extent or manner in which a long-lived asset is being used, significant adverse change in the business climate that could affect the value of a long-lived asset or current or future operating or cash flow losses that demonstrate continuing losses associated with the use of a long-lived asset. There were no such events or circumstances during the nine months ended September 30, 2014 or the year ended December 31, 2013, and accordingly, the Company did not record any impairment charges related to long-lived assets during these periods.
Operating Leases
The Company records rent expense for operating leases, some of which have escalating rent payments, on a straight-line basis over the lease term. The Company begins recognition of rent expense on the date of initial possession, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use. The Company accounts for the difference between the straight-line rent expense and rent paid as a deferred rent liability. The liabilities for deferred rent as of September 30, 2014 and December 31, 2013 are not significant.

Convertible Preferred Stock Warrant Liability
The Company issued a warrant to purchase Series B convertible preferred stock in connection with a financing arrangement and accounts for the warrant as a liability at fair value because the underlying shares of convertible preferred stock are contingently redeemable, including in the case of a deemed liquidation, which may obligate the Company to transfer assets to the warrant holders. The convertible preferred stock warrant is recorded at fair value at the time of issuance and changes in the fair value of the convertible preferred stock warrant at each reporting period are recorded as part of other income in the Company’s statements of operations until the earlier of the exercise or expiration of the warrant or the warrant's conversion to convertible preferred stock, at which time any remaining liability will be reclassified to additional paid-in capital.
Fair Value of Financial Instruments
Fair value represents the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on the following three levels of inputs, of which the first two are considered observable and the last one is considered unobservable:

•	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 – Unobservable inputs.
Observable inputs are based on market data obtained from independent sources. At September 30, 2014 and December 31, 2013, the Company’s warrant to purchase convertible preferred stock is measured using unobservable inputs that require a high level of judgment to determine fair value, and thus, are classified as Level 3.
The carrying amounts of cash equivalents, accounts receivable, accounts payable, accrued expenses and long-term debt approximate fair value due to the short-term nature of these instruments, and for the long-term debt, given that interest rates approximate market rates.
Concentration of Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with a financial institution. Balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) federally insured limits.
Accounts receivable include amounts due from buyers with principal operations primarily in the United States. The Company performs ongoing credit evaluations of its buyers.

At September 30, 2014, three buyers accounted for 37%, 13% and 12% of accounts receivable. At December 31, 2013, three buyers accounted for 27%, 19% and 16% of accounts receivable.
For the nine months ended September 30, 2014, two buyers accounted for 25% and 15% of total gross revenue. For the year ended December 31, 2013, no buyers accounted for more than 10% of total gross revenue.

Recent Accounting Pronouncements
In May 2014, the FASB issued Accounting Standards Update No. 2014-09 ("ASU 2014-09"), Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue it expects to earn from the transfer of promised goods or services to customers. The new accounting guidance will replace most existing GAAP revenue recognition guidance when it becomes effective. The new guidance is effective for annual reporting periods beginning after December 15, 2016. Early adoption is not permitted. The guidance permits the use of either the retrospective or cumulative effect transition method. The Company will evaluate the effect, if any, the guidance will have on the Company's financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the guidance on its ongoing financial reporting.

Note 3—Fair Value Measurements
As of September 30, 2014 and December 31, 2013, the Company had an outstanding warrant to purchase 499,533 shares of the Company's convertible preferred stock. At September 30, 2014 and December 31, 2013, the Company’s warrant to purchase convertible preferred stock was measured using unobservable inputs that required a high level of judgment to determine fair value, and thus, were classified as Level 3 inputs. The warrant is included within other liabilities on the accompanying balance sheets.

The table below sets forth a summary of financial instruments that are measured at fair value on a recurring basis at September 30, 2014:

	September 30, 2014	Fair Value Measurements at Reporting Date Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Cash equivalents	$2,460	$2,460	$—	$—
Convertible preferred stock warrant liability	$120	$—	$—	$120

The table below sets forth a summary of financial instruments that are measured at fair value on a recurring basis at December 31, 2013:

	December 31, 2013	Fair Value Measurements at Reporting Date Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Cash equivalents	$7,151	$7,151	$—	$—
Convertible preferred stock warrant liability	$123	$—	$—	$123

The changes in the fair value of convertible preferred stock warrant are summarized below:

	Nine Months Ended	Year Ended
	September 30, 2014	December 31, 2013
	(in thousands)
Beginning balance	$123	$142
Change in value of convertible preferred stock warrant recorded in other income	$(3)	$(19)
Ending balance	$120	$123
The Company determined the fair value of the convertible preferred stock warrant utilizing the Black-Scholes model with the following assumptions:

	September 30, 2014	December 31, 2013
Risk-free interest rate	0.01%	0.13%
Expected term (in years)	0.13	0.88
Estimated dividend yield	—%	—%
Estimated volatility	56.78%	43.86%

Note 4—Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses included the following:

	September 30, 2014	December 31, 2013
	(in thousands)
Accounts payable—seller	$724	$356
Accounts payable—trade	198	157
Accrued employee—related payables	25	9
	$947	$522
Note 5—Long-Term Debt
In December 2011, the Company borrowed $1.0 million under a loan and security agreement with a financial institution. The funds borrowed were for general corporate purposes of the Company. The loan is payable in monthly installments of interest only for the first six months, and thereafter, interest and principal are payable in 30 equal monthly installments through January 2015. Interest on the debt accrues at the prime rate plus 6.25%, with a cap set at 9.5% (9.50% rate as of September 30, 2014 and December 31, 2013). The agreement is secured by substantially all of the Company's assets.

The agreement contains certain conditions of default, including a change of control default and an event of default in the event a material adverse change occurs. In case of such an event of default, the lender would be entitled to, among other things, accelerated payment of amounts due under the term loan and the ability to exercise all rights of a secured creditor.

The agreement requires the Company to comply with certain covenants, both affirmative and negative. Affirmative covenants include, among other things, providing notice regarding specific events, the delivery of financial statements and compliance certificates, whereas the negative covenants restrict the Company's ability, among other things, to sell assets, engage in mergers or acquisitions, incur, assume or permit to exist, additional indebtedness, pay dividends, make other investments, engage in transactions with affiliates and make payments in respect to subordinated debt. As of September 30, 2014 and December 31, 2013, the Company was in compliance with the covenants of the agreement.

 Note 6—Capitalization
At September 30, 2014, the authorized capital stock of the Company consisted of 90,000,000 shares of common stock and 36,827,725 shares of convertible preferred stock, of which 6,587,725 shares were designated Series A convertible preferred stock (“Series A preferred stock”) and 30,240,000 shares were designated Series B convertible preferred stock (“Series B preferred stock”, and together with the Series A preferred stock, referred to as “convertible preferred stock”).

Convertible Preferred Stock
In December 2013 and February 2014, the Company issued a total of 9,606,330 shares of Series B preferred stock at an issuance price of $0.52 per share. The shares were issued for $5.0 million (net of $89,000 of issuance costs). In connection with the issuance of Series B preferred shares in December 2013 and February 2014, the purchasers each received 0.112396 shares of the Company's common stock (1.1 million shares in total) for each share of Series B preferred stock purchased. To account for the common stock issued, the Company allocated $101,000 of consideration received to the issued common shares from the $5.0 million of total proceeds and correspondingly, recorded a deemed dividend of $101,000 to the Series B preferred stock.
At September 30, 2014, the Company’s outstanding convertible preferred stock consisted of the following:

	Shares Authorized	Shares Outstanding	Carrying Values	Liquidation Preference
	(in thousands)
Series A	6,588	6,588	$2,073	$2,104
Series B	30,240	29,739	15,332	15,479
Total	36,828	36,327	$17,405	$17,583

At December 31, 2013, the Company’s outstanding convertible preferred stock consisted of the following:

	Shares Authorized	Shares Outstanding	Carrying Values	Liquidation Preference
	(in thousands)
Series A	6,588	6,588	$2,073	$2,104
Series B	30,240	28,779	14,836	14,979
Total	36,828	35,367	$16,909	$17,083

The rights and preferences of the convertible preferred stock are as follows:
Voting Rights: On any matters presented to the Company’s stockholders for their action or consideration, each holder of convertible preferred stock is entitled to one vote for each share of common stock into which such holder’s shares of convertible preferred stock are then convertible. Except as provided by law or the Certificate of Incorporation, the holders of the convertible preferred stock and common stock vote together as a single class.
Dividends: The holders of the convertible preferred stock are entitled, when, as, and if declared by the board of directors, and prior and in preference to common stock, to dividends at the following per annum rates: $0.03 per share for Series A convertible preferred stock and $0.04 per share for Series B convertible preferred stock. Unless declared, dividends are not payable except in the event of a liquidation, dissolution or winding up of the Company. Dividends are non-cumulative. No dividends have been declared or paid to date.
Liquidation: In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company or a sale of the Company, the holders of the convertible preferred stock are entitled to receive out of the assets available for distribution to the Company’s stockholders, on a pari passu basis prior to distribution of any assets of the Company to the holders of common stock, an amount equal to the greater of (a) the original issuance price plus accrued but unpaid dividends, or (b) such amount as would have been payable had the convertible preferred stock converted into common stock immediately prior to the liquidation, dissolution or winding up. If amounts available to be distributed are insufficient to pay the liquidation preferences of the convertible preferred stock in full, then the entire assets and funds of the Company legally available for distribution will be distributed to the holders of convertible preferred stock ratably in proportion to the preferential amount each holder would have otherwise been entitled to receive. After payment of the liquidation preferences to the convertible preferred stock, all remaining assets are distributed to the common stock. The liquidation preference, at September 30, 2014 and December 31, 2013 for Series A and Series B preferred stock are $0.32 and $0.52 per share.
The liquidation preference provisions of the convertible preferred stock are considered contingent redemption provisions because there are certain elements that are not solely within the control of the Company, such as a change in control of the Company. Accordingly, the Company has presented the convertible preferred stock within the mezzanine portion of the accompanying balance sheets.
Conversion: Each outstanding share of convertible preferred stock is convertible, at the holder’s option, into shares of common stock at a conversion rate determined by dividing the original issuance price for such share by the then conversion price for such share, subject to anti-dilution provisions. The original issuance price and conversion price for each series of convertible preferred stock are as follows:

	Original Issue Price per share	Conversion Price per share
Series A	$0.32	$0.32
Series B	$0.52	$0.52
Each share of convertible preferred stock will automatically convert into shares of common stock at its then effective conversion rate immediately upon the earlier of (i) the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock at an offering price of not less than $2.08 per share and with aggregate proceeds to the Company of not less than $30 million (prior to underwriting discounts and commissions) (ii) or upon the vote or written consent of a majority of the convertible preferred stock holders voting together as a single class on an as-converted to common stock basis.

Redemption: The convertible preferred stock is not redeemable at the option of the holder.
Convertible Preferred Stock Warrant
In December 2011, the Company issued a fully vested warrant to purchase 499,533 shares of the Company’s Series B convertible preferred stock at an exercise price of $0.28 per share. The warrant was issued in connection with the Company entering into the $1.0 million loan and security agreement. The warrant expires 10 years from the date of issuance. The fair value of the warrant at issuance was recorded as a discount to the debt and was being amortized over the term of the loan. The warrant is included within other liabilities on the accompanying balance sheets.
Common Shares Reserved For Issuance
The Company is required to reserve and keep available out of its authorized but unissued shares of common stock such number of shares sufficient to effect the conversion of all outstanding shares of preferred stock and the outstanding warrant, plus shares granted and available for grant under the Company’s stock option plan.

The amount of such shares of the Company’s common stock reserved for these purposes at September 30, 2014 was as follows:

September 30, 2014

Options outstanding	15,097,015
Reserved under stock award plans	2,045,122
Conversion of preferred stock	36,328,192
Warrant to purchase convertible preferred stock	499,533
Total required availability	53,969,862

Note 7—Stock-Based Compensation
In August 2009, the Company implemented its 2009 Equity Incentive Plan, as amended, (the “2009 Plan”), which provides for the grant of non-statutory or incentive stock options, restricted stock bonuses, and restricted stock purchase rights to the Company’s employees, officers, directors and consultants. The Company’s board of directors administers the 2009 Plan. Options outstanding and restricted stock vest at varying rates, but generally over four years with 25% vesting upon completion of one year of service and the remainder vesting monthly thereafter or over four years with monthly vesting. Options and restricted stock granted under the Plans accelerate under certain circumstances on a change in control, as defined. An aggregate of 19,138,939 shares are reserved under the 2009 Plan, of which 2,045,122 shares remained available for issuance at September 30, 2014.

Stock Options
A summary of stock option activity for the nine months ended September 30, 2014 is as follows:

	Shares Under Option	Weighted- Average Exercise Price	Weighted- Average Contractual Life	Aggregate Intrinsic Value
	(in thousands)			(in thousands)
Outstanding at December 31, 2013	13,006	$0.08
Granted	3,709	$0.12
Exercised	(135)	$0.07
Canceled	(1,483)	$0.10
Outstanding at September 30, 2014	15,097	$0.09	8.29 years	$463
Vested and expected to vest September 30, 2014	14,359	$0.09	8.26 years	$454
Exercisable at September 30, 2014	7,886	$0.08	7.39 years	$336

The total intrinsic value of options exercised during the nine months ended September 30, 2014 and the year ended December 31, 2013 were $7,000 and $11,000, respectively.
At September 30, 2014, the Company had unrecognized employee stock-based compensation relating to stock options of $452,000 which is expected to be recognized over a weighted-average period of 2.3 years.

The weighted-average grant date per share fair value of stock options granted for the nine months ended September 30, 2014 and the year ended December 31, 2013 were $0.06 and $0.05.

The Company estimates the fair value of stock options that contain service conditions using the Black-Scholes option pricing model. The weighted-average input assumptions used by the Company were as follows:

	Nine Months Ended	Year Ended
	September 30, 2014	December 31, 2013
Expected term (in years)	6.0	6.1
Risk-free interest rate	1.92%	1.63%
Expected volatility	51%	59%
Dividend yield	—%	—%
At September 30, 2014 and December 31, 2013, there were options to purchase 236,667 and 285,000 shares of common stock outstanding, respectively, awarded to non-employees at a weighted-average exercise price of $0.07 and $0.08 per share, respectively. These awards generally vest over 2.0 years. The Company recorded stock-based compensation of $1,300 and $3,000 for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively, relating to these awards.

Stock-Based Compensation Expense
Total stock-based compensation expense recorded in sales, technology and administrative costs in the accompanying statements of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 of $132,000 and $68,000.

Note 8—Income Taxes
The following are the components of the provision for income taxes:

	Nine Months Ended	Year Ended
	September 30, 2014	December 31, 2013
	(in thousands)
Current:
Federal	$—	$—
State	1	1
Total current provision	1	1
Deferred:
Federal	1,653	1,471
State	409	361
Change in valuation allowance	(2,062)	(1,832)
Total deferred benefit	—	—
Total provision for income taxes	$1	$1

Set forth below is a reconciliation of the components that caused the Company’s provision for income taxes to differ from amounts computed by applying the U.S. Federal statutory rate of 34.0% for the nine months ended September 30, 2014 and the year ended December 31, 2013:

	Nine Months Ended	Year Ended
	September 30, 2014	December 31, 2013
U.S. federal statutory income tax rate	34.0%	34.0%
Research and development tax credits	0.5%	0.8%
Permanent items	(1.1)%	(0.8)%
Change in valuation allowance	(33.4)%	(34.0)%
Effective income tax rate	—%	—%

Set forth below are the tax effects of temporary differences that give rise to a significant portion of the deferred tax assets and deferred tax liabilities as of the nine months ended September 30, 2014 and year ended December 31, 2013:

	September 30, 2014	December 31, 2013
	(in thousands)
Deferred Tax Assets:
Net operating loss carryovers	$5,371	$3,350
Tax credits	59	34
Stock-based compensation	40	38
Depreciation and amortization	27	20
Accruals and reserves	1	1
Other	48	42
Total deferred tax assets	5,546	3,485
Less valuation allowance	(5,546)	(3,485)
Deferred tax assets, net of valuation allowance	—	—
Deferred Tax Liabilities:
Total deferred tax liabilities	—	—
Net deferred tax assets	$—	$—
The change in valuation allowance for the nine months ended September 30, 2014 and year ended December 31, 2013 was $2.1 million and $1.8 million.
At September 30, 2014, the Company had U.S. federal net operating loss carryforwards, or “NOLs,” of approximately $12.6 million, which will begin to expire in 2029. At September 30, 2014, the Company had state NOLs of approximately $10.4 million, which will begin to expire in 2029. At September 30, 2014, the Company had federal research and development tax credit carryforwards (“credit carryforwards”) of approximately $59,000, which will begin to expire in 2023. Utilization of certain NOLs and credit carryforwards may be subject to an annual limitation due to ownership change limitations set forth in the Internal Revenue Code of 1986, as amended, or the Code, and comparable state income tax laws. Any future annual limitation may result in the expiration of NOLs and credit carryforwards before utilization. A prior ownership change and certain acquisitions resulted in the Company having NOLs subject to insignificant annual limitations. Because of the Company’s history of tax losses, all years remain open to tax audit. The Company has not recorded any unrecognized tax benefits.

Note 9—Commitments and Contingencies
As of September 30, 2014, the Company’s non-cancelable minimum operating lease commitments were as follows:

Fiscal Year	Amount
(in thousands)
2014 (remaining 3 months)	$78
2015	316
2016	197
Total	$591

Total rent expense for the period ended September 30, 2014 and the year ended December 31, 2013 was $233,000 and $234,000, respectively.

Guarantees and Indemnification
The Company’s agreements with sellers, buyers, and other third parties typically obligate it to provide indemnity and defense for losses resulting from claims of intellectual property infringement, damages to property or persons, business losses or other liabilities. Generally these indemnity and defense obligations relate to the Company’s own business operations, obligations and acts or omissions. However, under some circumstances, the Company agrees to indemnify and defend contract counterparties against losses resulting from their own business operations, obligations and acts or omissions, or the business operations, obligations and acts or omissions of third parties. In addition, the Company’s agreements with sellers, buyers and other third parties typically include provisions limiting the Company’s liability to the counterparty, and the counterparty’s liability to the Company. These limits sometimes do not apply to certain liabilities, including indemnity obligations. These indemnity and limitation of liability provisions generally survive termination or expiration of the agreements in which they appear. The Company has also entered into indemnification agreements with its directors, executive officers and certain other officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. No demands have been made upon the Company to provide indemnification under such agreements and there are no claims that the Company is aware of that could have a material effect on the Company’s financial statements. The Company has not recorded any amounts for these indemnities.

Litigation
From time to time, the Company is party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the information presently available, including discussion with legal counsel, management believes that resolution of these matters will not have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows.

Employment Contracts
The Company has entered into employment agreements with certain employees and officers, all of whom are employed at-will, some of which contain severance arrangements. The Company may be required to accelerate the vesting of certain stock options in the event of changes in control, as defined and involuntary terminations.

Note 10—Related Party Transactions
An investor in the Company is also a seller of advertising inventory utilizing the Company's platform. For the nine months ended September 30, 2014, the investor sold $766,000 of media across the Company's platform. As of September 30, 2014, the Company owes the investor $497,000 for media sold. For the year ended December 31, 2013, the investor sold $175,000 of media across the Company's platform. As of December 31, 2013, the Company owes the investor $124,000 for media sold.

Note 11—Subsequent Events
In November 2014, the Company was acquired by The Rubicon Project, Inc. (“Rubicon Project”) for 840,885 shares of Rubicon Project common stock on the date of acquisition.  In addition, if certain performance milestones are achieved, up to an additional $12.0 million worth of shares of Rubicon Project common stock will be issued to the stockholders of the Company.